November 10, 2005




Barrick Gold Corporation
BCE Place, Suite 3700
161 Bay Street
Toronto, Ontario M5J 2S1


RE:  United States Federal Income Tax Considerations

Ladies and Gentlemen:

We have acted as counsel to Barrick Gold Corporation, an Ontario corporation ("Barrick"), in connection with the offer to the shareholders of Placer Dome Inc. ("Placer Dome") for all the outstanding shares of Placer Dome as set forth in the Offer dated on or about 10 November 2005 (the "Offer") and the Offering Circular dated on or about 10 November 2005 (the "Offering Circular"). All capitalized terms used and not otherwise defined herein shall have the meanings provided in the Offer and Offering Circular.

For purposes of this opinion, we have reviewed the Offer and Offering Circular and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, that the Offer will be completed in the manner set forth in the Registration Statement on Form F-10 of Barrick to which this opinion is filed as an exhibit (the "Registration Statement"), including the Offering Circular contained therein.

On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, we hereby confirm our opinion as set forth under the heading "United States Federal Income Tax Considerations" in the Offering Circular subject to the limitations set forth therein.

This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Offer under any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "United States Federal Income

Tax Considerations" in the Offering Circular. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.



Very truly yours,




/s/ Davies Ward Phillips & Vineberg LLP

Davies Ward Phillips & Vineberg LLP